Amendment

to

Fund Administration Addendum

For

Ultimus Managers Trust

This Amendment (the “Amendment”) revises the Fund Administration Addendum (the “Addendum”) to the Master Services Agreement, dated July 24, 2018, (the “Agreement”) between Ultimus Managers Trust (the “Trust”) on behalf of the Funds listed on Schedule A to the Agreement and Ultimus Fund Solutions, LLC (“Ultimus”).

Inconsideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges, the parties agree to amend the Addendum as follows:

1.	Section 5 of the Addendum shall be renumbered to become Section 6.

2.	Section 6 of the Addendum shall be renumbered to become Section 7.

3.	The following shall be added as the new Section 5 of the Addendum:

5. Liquidity Risk Management Program.

Ultimus will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. In connection with the foregoing, Ultimus shall provide the following services:

Implementation Phase.

•	Help develop and implement the Trust’s written LRMP.
•	Perform an in-depth evaluation of the adequacy of the adviser’s written LRMP to ensure compatibility with the Trust’s LRMP.

Ongoing Services (as applicable).

•	Assist with the preparation of periodic reporting and annual report to the Board, including collecting and incorporating investment adviser reports.
•	Provide data from the Fund’s books and records
•	Assist in monitoring the Fund’s highly liquid investment minimum, if applicable, and each Fund’s level of illiquid investments (15% limit).
•	Assist with arranging Board notifications.
•	Assist in the preparation of Form N-LIQUID.
•	Add adviser’s liquidity risk discussion to shareholder reports.

Ultimus Managers Trust - Liquidity Risk Management Program Amendment to Fund Administration Addendum

Except as set forth in this Amendment, the Fund Administration Addendum is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Fund Administration Fee Letter, the terms of the Amendment will prevail.

The parties duly executed this Amendment as of January 23, 2019.

	Ultimus Managers Trust On behalf of the Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ David R. Carson	By:	/s/ Gary R. Tenkman
Name:	David R. Carson	Name:	Gary R. Tenkman
Title:	President	Title:	President

Ultimus Managers Trust - Liquidity Risk Management Program Amendment to Fund Administration Addendum